UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 8-K

                             CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 23, 2004

                             DATASCENSION INC.
         (Exact name of Registrant as specified in charter)


         Nevada                       0-29087          87-0374623
(State or other jurisdiction        (Commission       (I.R.S. Employer
     of incorporation)               File Number)      Identification)


6330 McLeod Drive, Suite 1, Las Vegas, NV		89120
 (Address of principal executive offices)             (Zip Code)

Registrant's telephone number, including area code:   (702) 262-2061



ITEM 1.01. Entry into Material Definitive Agreement

On November 17, 2004, the Registrant received funding from institutional and accredited investors with Gross proceeds of $1,875,000, with net proceeds to the Company of $1,657,500. This will be considered a debt on the company's books.

Concurrent with this loan, there is a provision in the contract allowing a portion, if not all, of the debt to be settled with common stock at either the Company or lender's option and discretion.

The funding consists of convertible securities, with a fixed conversion rate by the investors at $.30 per share plus warrants for 3,125,000 shares with an exercise price of $.30 per share.

Datascension will use the net proceeds of this financing to pay off the current bank line of credit,expand the companys facilities and employee base for its subsidiary Datascension International, the balance is to be utilized as working capital to support the Companys plans for the coming years.

Additionally, on November 3, 2004, the Company entered into Lock-Up Agreements with the following board members o f the Company; Murray Conradie, Scott Kincer, Jason Griffith and Joseph Harmon. In this Agreement, these board members agreed not to sell any shares in the Company's Common Stock owned by them for a period of 12 months, or until such time as certain milestones have been met.

ITEM 9.01  Financial Statements and Exhibits

Exhibit		Title

99.1    Subscription Agreement
99.2    Convertible Note
99.3    Purchase Warrant


	INSERT LIST OF ADDITIONAL AGREEMENTS SIGNED


SIGNATURES:

Pursuant to the requirements of the Securities Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 23, 2004.

                                Datascension Inc.


                                By:/s/ Murray N. Conradie
                                --------------------------
                                Murray N. Conradie, CEO